EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form S-8 (No.333-130747) of CRM Holdings, Ltd. of our reports dated March 2, 2007 with respect to the consolidated financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of CRM Holdings, Ltd. in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ JOHNSON LAMBERT & CO. LLP

Falls Church, Virginia
March 2, 2007